Exhibit I

Names and addresses of the Underwriters of the Republic of Italy’s 2.375% Notes due October 17, 2024, 2.875% Notes due October 17, 2029 and 4.000% Notes due October 17, 2049

Underwriter	Address
Barclays Bank plc	5 North Colonnade Canary Wharf London E14 4BB United Kingdom

HSBC Bank plc	8 Canada Square London, E14 5HQ United Kingdom

J.P. Morgan Securities plc	25 Bank Street Canary Wharf London E14 5JP United Kingdom

Banca IMI S.p.A	Largo Mattioli 3 20121 Milan Italy

BNP Paribas	10 Harewood Avenue London NW1 6AA United Kingdom

BofA Securities Europe SA	51 rue La Boétie 75008 Paris France

Citigroup Global Markets Limited	Citigroup Centre Canada Square Canary Wharf London E14 5LB United Kingdom

Crédit Agricole Corporate and Investment Bank	12 place des Etats-Unis CS 70052 92 547 Montrouge Cedex France

Deutsche Bank A.G., London Branch	Winchester House 1 Great Winchester Street London EC 2N 2DB United Kingdom

Goldman Sachs International	Plumtree Court 25 Shoe Lane London EC4A 4AU United Kingdom

MPS Capital Services Banca per le Imprese S.p.A.	Via Leone Pancaldo 4 50127 Firenze Italy

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Underwriter	Address
Morgan Stanley & Co. International plc	Morgan Stanley & Co. International plc 25 Cabot Square Canary Wharf London E14 4QA

NatWest Markets Plc	250 Bishopsgate London EC2M 4AA United Kingdom

Nomura International plc	1 Angel Lane London EC4R 3AB United Kingdom

Société Générale	29 boulevard Haussmann 75009 Paris France

UniCredit S.p.A.	Piazza Gae Aulenti 3 Tower A 20154 Milan Italy

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